Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, effective as of August 12, 2005, 2005 (this “Agreement”), by and between Segmentz, Inc., a Delaware corporation (“Seller”), Bullet Freight Systems & Logistics, Inc, a Florida corporation (“Buyer”), Pedro Betancourt and Maggie Betancourt (collectively the “Betancourts,” and together with Seller and Buyer the “Parties”).

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, upon the terms and subject to the conditions contained in this Agreement, Seller will sell to Buyer, and Buyer will purchase from Seller a unit of Seller’s business (the “Unit”) including certain assets and liabilities of the Unit;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1. Purchase and Sale. As of the Closing Date (as defined in Section 2.2), Seller shall sell, transfer, convey, assign and deliver to Buyer, as is, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the assets and personal property constituting the Unit, as set forth on Schedule 1.1 (collectively the “Purchased Assets”).

1.2. Assumption of Liabilities. As of the Closing Date (as defined in Section 2.2), Buyer shall assume, and shall agree to absolutely and fully pay, perform and discharge when due, only the liabilities of the Unit as set forth on Schedule 1.2 (collectively, the “Assumed Liabilities”).

ARTICLE II

PURCHASE PRICE; DELIVERIES

2.1. Purchase Price. The aggregate consideration to be paid to Seller for the Purchased Assets of the Unit (the “Purchase Price”) shall consist of (i) the delivery by Buyer to Seller of a promissory note in the form of the attached Exhibit A (the “Promissory Note”), in the principal amount of $33,000.00, with interest at the rate of 6% per annum, payable in 60 equal monthly payments of principal and interest, which monthly payments of principal and interest commence on the one year anniversary of the date of issuance, (ii) the assumption by Buyer of the Assumed Liabilities at Closing, and (iii) the delivery by Buyer to Seller of 160,000 shares of Segmentz, Inc. common stock (the “Shares”).

2.2. Closing. The Closing (the “Closing”) shall take place at concurrently with the execution of this Agreement, unless otherwise mutually agreed upon by the parties (the “Closing Date”).

2.3. Deliveries by Seller. At the Closing, Seller shall:

(a) Execute and deliver to Buyer a bill of sale; and

(b) Deliver to Buyer such other instruments, documents and certificates as may be reasonably requested by Buyer and are customary for transactions of this nature to effectuate the transactions contemplated hereby.

2.4. Deliveries by Buyer. At the Closing, Buyer shall:

(a) Deliver of the Promissory Note;

(b) Execute and deliver to Seller an instrument or instruments consistent with the terms hereof and reasonably satisfactory in form and substance to Seller evidencing Buyer’s assumption of the Assumed Liabilities;

(c) Deliver a certificate or certificates evidencing the Shares duly endorsed for transfer in blank; and

(d) Deliver to Seller other such instruments, documents and certificates as may be reasonably requested by Seller and are customary for transactions of this nature to effectuate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Seller represents and warrants to Buyer as follows:

(a) Organization, Good Standing, Power, Etc. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority (i) to own the Purchased Assets and carry on its business as presently being conducted and (ii) to execute, deliver and perform this Agreement and all other agreements, documents, and certificates set forth herein (the “Ancillary Documents”) which Seller is required to deliver pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b) Authorization of Agreement. Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents which Seller is required to deliver pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents which Seller is required to deliver pursuant hereto has been or will be, duly and validly authorized, executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c) Title to Properties. The sale of the Purchased Assets is as is. Within 90 days of the Closing, Seller shall have removed any and all liens and encumbrances on the Purchased Assets. To the extent a lien or encumbrance on a vehicle that is a Purchased Asset prevents the transfer of title to said vehicle to Buyer at Closing, Seller and Buyer agree that they will enter into a lease agreement with respect to said vehicle pursuant to which Buyer will lease said vehicle from Seller, free of charge, until title is able to be transferred.

(d) Fees. Seller is not obligated to pay, and has not retained any broker or finder or any other person or entity who is entitled to, any broker’s or finder’s fee or any other commission or financial advisory fee based on any agreement or undertaking made by Seller in connection with the transactions contemplated hereby. Buyer shall not, through the transfer of the Purchased Assets or otherwise, have any obligations in respect of any such fees or commissions.

(e) Accuracy of Information; Full Disclosure. To the knowledge of Seller, none of the representations and warranties of Seller in this Agreement nor in any Ancillary Document to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

3.2. Buyer represents and warrants to Seller as follows:

(a) Organization, Good Standing, Power, Etc. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and (b) has all requisite corporate power and authority (i) to own the Purchased Assets and carry on its business as presently being conducted and (ii) to execute, deliver and perform this Agreement and the Ancillary Documents which Buyer is required to deliver pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

(b) Authorization of Agreement. Buyer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents which Buyer is required to deliver pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents which Buyer is required to deliver pursuant hereto has been or will be, duly and validly authorized, executed and delivered by Buyer and this Agreement constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c) Fees. Buyer is not obligated to pay, and has not retained any broker or finder or any other person or entity who is entitled to, any broker’s or finder’s fee or any other commission or financial advisory fee based on any agreement or undertaking made by Buyer in connection with the transactions contemplated hereby. Seller shall not, through the transfer of the Purchased Assets or otherwise, have any obligations in respect of any such fees or commissions.

(d) Accuracy of Information; Full Disclosure. To the knowledge of Buyer, none of the representations and warranties of Buyer in this Agreement nor in any Ancillary Document to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

ARTICLE IV

COVENANTS AND OTHER AGREEMENTS

4.1. Line of Credit. Concurrently with the Closing of the transactions set forth herein, Seller will provide Buyer with a two year $200,000 line of credit pursuant to the terms of the Line of Credit Agreement attached hereto as Exhibit B (the “Line of Credit”). Any outstanding balances at the two year maturity date shall be payable pursuant to a promissory note issued at the maturity date, with interest to accrue at the rate of 6% per annum, payable in 60 equal monthly payments of principal and interest, which monthly payments of principal and interest shall commence the month following the issuance date of said note (the “Line of Credit Note”).

4.2. Option Vesting. Concurrently with the Closing of the transactions set forth herein, Seller shall vest all common stock purchase options issued by Seller to the Betancourts pursuant to the terms of their employment agreements with Seller.

4.4. CMS Cargo. Seller shall provide Buyer with a limited one year license to use Seller’s CMS Cargo software (the “Software”) free of charge commencing with the Closing Date, provided, however, that Buyer acknowledges that Seller shall have no obligation to update the Software or provide support with respect to the Software, and that Seller shall not be liable in any manner for any damages or losses in any way related to the Software or Buyer’s use thereof.

4.5. Release of Earn-Out Obligations. Buyer and the Betancourts hereby release Seller from any and all earn-out obligations of Seller under the certain Stock Purchase Agreement between Seller and the Betancourts, dated September 30, 2003. The foregoing release shall be effective as of the Closing Date.

4.6. Consulting Agreements. The Betancourts hereby agree and acknowledge that each of them will make themselves available to the Seller, for up to two (2) hours per week each, for a period of six months commencing with the Closing Date, as reasonably requested by Seller, to assist Seller with the collection of the Division’s accounts receivable that remain with Seller post Closing, and other transitional issues as identified by Seller’s executive officers. In consideration for the services to be provided under this Section 4.6, Seller shall pay each of the Betancourts $10,000 (a collective total of $20,000), payable on the Closing Date.

4.7. Further Assurances. Each of the parties agrees at any time and from time to time after the date hereof, at the request of the other party hereto, to execute and deliver such other documents and instruments of transfer or assignment or assumption and to do all such further acts and things as shall reasonably be necessary or desirable to effectuate the transactions contemplated hereby, including, but not limited to, issues related to collections of accounts receivable, transfer of expenses, transfer of titles, etc.

ARTICLE V

INDEMNIFICATION

5.1. Losses and Limitation. For purposes of this Agreement, the term “Loss” or “Losses” shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, judgments, fines, penalties, amounts paid in settlement, and any related reasonable costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees and disbursements of counsel and other experts) incurred by the person or entity seeking indemnification (the “Indemnitee”) (whether relating to claims asserted by or against third parties or to claims asserted against the party providing indemnification (the “Indemnitor”)). In the event there is a determination by any court of competent jurisdiction, appropriate regulatory body or alternative dispute resolution entity so authorized to make such determination, which shall make a finding apportioning liability, each party shall accordingly be liable to the extent of such finding of apportionment.

5.2. Indemnification by Seller. From and after the Closing Date, Seller shall defend, indemnify and hold harmless Buyer, its affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors (collectively, the “Buyer Indemnified Group”) from and against any and all Losses incurred by any of them arising out of or resulting from any of the following:

(a) the breach by Seller of any of their representations or warranties in this Agreement; and

(b) any failure by Seller to perform any of their covenants or agreements contained in this Agreement.

5.3. Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors, and the Betancourts (collectively, the “Seller Indemnified Group”) from and against any and all Losses incurred by any of them arising out of or resulting from any of the following:

(a) the breach by Buyer of any of its representations or warranties in this Agreement;

(b) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(c) any failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities;

(d) the conduct of the business of the Buyer after the Closing Date; and

(e) the status of the Betancourts as employees of the Seller from the period commencing with the closing of the transactions set forth in the Stock Purchase Agreement and ending on the Closing Date.

5.4. Procedure for Indemnification. In the event that any Indemnitee shall incur or suffer any Losses in respect of which indemnification may be sought hereunder from Seller or the Betancourts, on the one hand, or Buyer, on the other hand, the Indemnitee shall assert a claim for indemnification by written notice (the “Notice”) to the Indemnitor stating the nature and basis of such claim. Promptly after receipt by an Indemnitee of written notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a “Third-Party Claim”) with respect to any matter for which indemnification is or may be owing pursuant to Section 5.2 or 5.3, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor informed of all other information it receives with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor prompt notice and such other information as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless and then only to the extent that the Indemnitor shall have been actually prejudiced thereby. Buyer and Seller each agree to cooperate and will cause each Indemnitee to cooperate with and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third-Party Claim or proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. If the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within thirty (30) days after delivery of the Notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such Third-Party Claim at the Indemnitor’s expense. The Indemnitor shall not settle or compromise any Third-Party Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed (it being understood and agreed that it shall not be unreasonable to withhold consent if the settlement does not provide for an unconditional release of the Indemnitee from all liabilities or obligations relating to the Third-Party Claim).

5.5. Payment. With respect to Third-Party Claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a final judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; (iii) the entering into of any settlement agreement in accordance with the provisions of this Article V (or at such other time or times as shall permit compliance with the terms of such settlement agreement); or (iv) the entry of any consent order or decree binding upon the Indemnitee. Notwithstanding the foregoing, reasonable expenses of the Indemnitee, which constitute Losses hereunder shall be reimbursed on a current basis by the Indemnitor.

ARTICLE VI

MISCELLANEOUS

6.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral and written, between the parties hereto, with respect to such subject matter, all of which are merged herein.

6.2. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflict of law principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, or in respect of the transactions contemplated thereby, whether in tort or contract or at law or in equity, exclusively in the courts of the State of Florida located in Dade County or in the federal courts of the United States of America located in Southeastern District of Florida (the “Chosen Courts”). Solely in connection with such actions, proceedings and claims, the parties irrevocably submit to the jurisdiction of the chosen courts, and agree not to assert as a defense in any such action, suit or proceeding that such party is not subject to the jurisdiction of the chosen courts, that such action, proceeding or claim may not be brought or is not maintainable in the chosen courts, that venue is not appropriate in the chosen courts, or that this Agreement may not be enforced in the chosen courts. Each of the parties agrees that service of process or other papers upon such party in any such action or proceeding shall be effective if notice is given in accordance with the provisions on notice contained in this Agreement. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

6.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which, when together, shall constitute one and the same instrument.

6.4. Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other. Notwithstanding, Buyer may assign this Agreement to a wholly owned entity. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under this Agreement on any person or entity other than Buyer, the Betancourts, or Seller, and their respective successors and permitted assigns.

6.5. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of the parties hereto, except that any of the terms or provisions of this

Agreement may be waived in writing at any time by the party entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege.

6.6. Notices. Any notice, request, claim, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail (postage prepaid return receipt requested):

If to Seller, to:

Segmentz, Inc.
18302 Highwoods Preserve Parkway
Tampa, Florida 33647
Attn: Andrew Norstrud

with a copy to:

Adorno & Yoss, P.A.
Attn: Clint J. Gage
350 East Las Olas Blvd., Suite 1700
Fort Lauderdale, FL 33301

If to Buyer or the Betancourts, to:

Pedro Betancourt
7270 N.W. 35th Terrace
Miami, FL 33122

With a copy to”
Brown, Garganese, Weiss & D’Agresta, P.A.
Attn: J. W. Taylor
Two Landmark Center
225 East Robinson St., Suite 660
Orlando, FL 32802-2873

or at such other address for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such.

6.7. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision hereof and this Agreement shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is not part of this Agreement.

6.8. Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

Segmentz, Inc.

By:	/s/ Mike Welch
Name:	Mike Welch
Title:	Chief Executive Officer

Bullet Freight Systems & Logistics, Inc.

By:
Name:
Title:

/s/ Pedro Betancourt
Pedro Betancourt

/s/ Maggie Betancourt
Maggie Betancourt

Schedule 1.1

Purchased Assets

1.	Cash accounts in the amount of $136,000.

2.	All right, title, and interest of Seller to the name “Bullet” and all derivatives thereof.

3.	Those assets set forth on the following three pages.

Schedule 1.2

Assumed Liabilities

1.	Employment Agreements with the following employees:
	a.	Pedro Betancourt
	b.	Maggie Betancourt

2.	The following facility leases (attached):
	a.	Premises:	1100 Barnett Drive, Lake Worth, Florida (Unit 52)
		Landlord:	PGA Storage, a FL general partnership
		Lease Date:	December 7, 2001

	b.	Premises:	7270 NW 35th Terrace, Miami, Florida 33122
		Landlord:	Whitefield & Bloom CO
		Lease Date:	March 14, 2003

	c.	Premises:	13,000 sq/ft parcel of undeveloped land immediately north of NW 15th Street, and between NW 89th Court and NW 88th Avenue.
		Landlord:	Germico, Inc.
		Lease Date:	September 24, 2003

3.	The following equipment leases (attached):

	a.	Equipment:	Forklift – Nissan Cushion Model JC30LP (#2000032709650101)
		Lessor:	RVL Equipment, Inc.
		Lease Date:	March 23, 2000

	b.	Equipment:	Panasonic Copier Model DP-150FX
		Lessor:	Citicorp Vendor Finance, Inc.
Lease Date:

	c.	Equipment:	Panasonic Fax Machine Model UF 585
		Lessor:	Wells Fargo Financial Leasing, Inc.
		Lease Date:	January 23, 2002

	d.	Equipment:	Gestetner 2712 Digital Copier
		Lessor:	Wells Fargo Financial Leasing, Inc.
		Lease Date:	June 6, 2002

	e.	Equipment:	2001 Nissan Forklift Model JC50LP
		Lessor:	RVL Equipment, Inc.
		Lease Date:	December 21, 2001

	f.	Equipment:	Mitsubishi Forklift Model FGC25K
		Lessor:	Citicorp Del-Lease, Inc. (d/b/a Citicorp Dealer Finance)
		Lease Date:	December 28, 1999

Exhibit A

Promissory Note

Exhibit B

Line of Credit Promissory Note

Exhibit C

Form of Vehicle Lease